UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 6, 2004

MainStreet BankShares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	333-86993	54-1956616
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 30, Patrick Henry Mall, 730 East Church Street, Martinsville, Virginia	24112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(276) 632-8054

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-(b))

[ ] pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4c))

Item 3.02 Unregistered Sales of Equity Securities

As previously reported, on October 4, 2004 MainStreet BankShares, Inc. ("MainStreet") commenced a private placement offering of its common stock to accredited investors and up to 35 non-accredited investors. MainStreet's target is to sell 183,334 shares of its common stock at a price of $9.00 per share for a total of $1,650,006 in proceeds.

As of December 6, 2004, a total of 156,038 shares of common stock had been sold at a price of $9.00 per share in the private placement for a total of $1,404,342. There are no brokerage or underwriting commissions payable in the private placement.

The common stock is sold under the exemption from registration provided by Rule 506 of Regulation D promulgated by the SEC under the Securities Act of 1933 based on the fact that the shares will be sold only to purchasers who are " accredited investors" within the meaning of Regulation D and to not more than 35 other investors who (along with any purchaser representative), MainStreet believes, have such knowledge and experience in financial and business matters that he or she is capable of evaluating the risks and merits of the investment.

As provided in the Private Placement Memorandum, the offering was originally scheduled to terminate on October 31, 2004, but MainStreet could extend the expiration date for up to two 90-day periods, without notice to subscribers, but not beyond March 31, 2005. As previously reported, MainStreet's Board of Directors voted unanimously to extend the offering for an additional 90-day period beyond October 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2004	/s/ C. R. McCullar
C. R. McCullar President and CEO

Date: December 6, 2004	/s/ Brenda H. Smith
Brenda H. Smith Executive Vice President/CFO/ Corporate Secretary